Exhibit 23.2

Consent of Independent Auditor

We consent to the use of our report dated November 30, 2020, with respect to the consolidated statements of financial position of Triple C Holding GmbH as of December 31, 2019 and 2018 and January 1, 2018, the related consolidated statements of income and other comprehensive income, changes in owner’s equity, and cash flows for the years ended December 31, 2019 and 2018, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Berlin, Germany

January 19, 2021